MEMC Electronic Materials, Inc.
501 Pearl Drive (City of O'Fallon)
Post Office Box 8
St. Peters, Missouri USA 63376
Phone: 636-474-5000
Fax: 636-474-5158
www.memc.com

For Immediate Release

MEMC REPORTS FOURTH QUARTER RESULTS

REVENUE OF $268 MILLION, UP 31% OVER PRIOR YEAR

DILUTED EPS OF $0.31

St. Peters, MO, January 27, 2005 -- MEMC Electronic Materials, Inc. (NYSE: WFR) today reported financial results for the fourth quarter and year ended December 31, 2004.

Summary of the 2004 fourth quarter results:

  Net sales of $268.4 million

  Gross margin of $98.2 million (36.6% of net sales)

  Operating income of $69.6 million (25.9% of net sales)

  Net income of $69.2 million, diluted EPS of $0.31

  Operating cash flow of $107.2 million (39.9% of net sales)

  Early redemption of subordinated notes due 2007

Net sales were $268.4 million for the 2004 fourth quarter compared to $275.3 million for the 2004 third quarter. The 2.5% sequential decrease in revenue was the result of lower product volumes. On a year-over-year basis, revenue increased by 30.9% compared to the $205 million level for the fourth quarter of 2003.

The company reported gross margin in the fourth quarter of $98.2 million, or 36.6% of net sales, compared to $110.7 million, or 40.2% of net sales, in the 2004 third quarter. The lower gross margin was primarily the result of an unfavorable mix of products due to significant inventory correction by our customers. Lower production volumes compared to the third quarter, as part of our previously announced inventory optimization efforts, also affected the gross margin rate. On a year-over-year basis, gross margin improved by 5.2 percentage points, or by 52.4% in dollar terms.

The company reported operating income of $69.6 million, or 25.9% of net sales, in the 2004 fourth quarter. This compares to $83.6 million, or 30.4% of net sales, in the third quarter and $39.7 million, or 19.4% of net sales, in the 2003 fourth quarter. Research and development expenses were higher than anticipated primarily due to an increased level of development activity associated with SOI and 300mm. Marketing and administration expenses also increased due to one time charges and higher Sarbanes-Oxley related consulting fees which were largely offset by the reversal of restructuring charges.

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Net income of $69.2 million, or $0.31 per diluted share, for the 2004 fourth quarter compares to net income of $59.7 million, or $0.27 per diluted share, in the 2004 third quarter. On a year-over-year basis, diluted earnings per share increased by $0.16 per share from the fourth quarter 2003 level of $0.15.

The company achieved operating cash flow of $107.2 million for the 2004 fourth quarter, compared to $46.0 million in the 2004 third quarter. Capital expenditures during the 2004 fourth quarter totaled $51.7 million, compared to $25.5 million in the 2004 third quarter.

During the fourth quarter, the company redeemed in full its outstanding senior subordinated secured notes plus interest for approximately $67.7 million. The cash payment was made on December 30, 2004, and extinguishes the 14% interest rate debt. The notes were originally due in November 2007. As a result of this extinguishment, the company recognized a non-operating debt extinguishment loss on a pretax basis of $61.4 million in the 2004 fourth quarter which reduced diluted earnings per share by $0.23.

During the 2004 fourth quarter, the company recorded a reversal of tax valuation allowances against deferred tax assets of $47.8 million. In addition, the company reduced its effective tax rate for the year to 17%. The income tax adjustments benefited diluted earnings per share by $0.28 in the quarter.

Summary of 2004 Results

For the year ended December 31, 2004, the company's net sales increased by 31.6% to $1,028.0 million, compared to $781.1 million in 2003. Product volumes increased 36.5% in 2004 compared to 2003. Gross margin increased to $369.4 million, or 35.9% of net sales in 2004, compared to $232.8 million, or 29.8% of net sales in 2003. The improvement in gross margin was primarily the result of the increased product volumes including the ramp of the company's 300mm business, as well as cost reductions.

"We are extremely pleased with the improvement in our operating results in 2004," commented Nabeel Gareeb, MEMC's Chief Executive Officer. "For the full year, we achieved gross margin of $369 million or 36% of sales, which represents a 59% dollar increase over 2003 and is a new company record for full year results. 2004 was also a record year for operating income. For the full year, the company achieved operating income of $260 million or 25% of sales."

The company reported net income of $225.4 million, or $1.02 per diluted share, for the year ended December 31, 2004, compared to net income of $116.6 million, or $0.53 per diluted share, in 2003. Additionally, MEMC realized operating cash flow of $283.0 million in 2004, enabling the company to pay down approximately $143.2 million in debt.

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The company generated $283.0 million of cash from operations for the year ended December 31, 2004, more than double the $127.2 million level in the prior year. The improved cash flow was primarily a result of the company's improved operating results.

Capital expenditures in 2004 totaled $149.8 million, or 14.6% of net sales, compared to $85.2 million in 2003, and related primarily to the ramp in the company's 300mm business as well as investments for next generation products.

"We are extremely proud of the significant milestones we achieved in 2004," continued Gareeb. "We moved up to number three position in market share, crossed the 100,000 wafers per month mark of 300mm capacity, paid off over $140 million of debt, hit record margin and profit levels, crossed over the $1 billion revenue mark -- representing an increase of 32% vs. 2003, earned greater than $1.00 per share -- which is a 92% increase over 2003, strengthened our position in Asia Pacific through our acquisition of Taisil, and established our position in the SOI and strained materials field, all the while continuing to invest for our future. These results reflect the hard work of our employees around the world and show the strength of our business model."

Outlook

"While we believe that 2005 will be a strong growth year for MEMC, we continue to see the effects of short-term inventory adjustments in the semiconductor industry. We believe that most of these adjustments will be complete in the spring of this year. However, due to uncertainty associated with the mix of inventory shifts by our customers in the quarter, we anticipate our sales and margins in the 2005 first quarter will be approximately flat with the 2004 fourth quarter."

"Our 300mm expansion program is proceeding very well. By the end of the first quarter, we anticipate crossing over the 150,000 wafers per month mark of 300mm capacity. We will achieve 200,000 wafers per month within the summer period of 2005. This will keep us on track to our original plan and get us to approximately 350,000 wafers per month capacity by the end of 2006 using existing infrastructure. In line with this plan, we anticipate the first 300mm wafers from our Taisil facility in Taiwan will be available in the early part of the third quarter of this year. That will make it the first facility producing 300mm wafers in Taiwan, and will be an excellent strategic resource for our customers that already count on us for local support in the region for 200mm wafers."

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"Our new materials programs are proceeding well, and we anticipate being a leading player in this field in the second half of this decade by providing high capability and cost-efficient solutions to effectively commercialize this high growth area of the wafer world."

"We are very excited about our prospects for the second half of this decade. We believe that 2005 will be a defining moment in our history as the market grows in wafer consumption over 2004, new materials allow us to enable next generation capability for our customers, some of our competitors struggle with the cash generation required to invest in future capabilities and we continue to take advantage of these dynamics by executing our business model," concluded Gareeb.

Conference Call

MEMC will host a conference call today, January 27, 2005, at 5:30 p.m. ET to discuss the company's fourth quarter results and related business matters. A live webcast will be available on the company's web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from 7:30 pm ET on January 27, 2005, until 11:59 pm ET on February 3, 2005. To access the replay, please dial (203) 369-0934 at any time during that period. A replay will also be available until 11:59 pm ET on February 3, 2005 on the company's web site at www.memc.com.

About MEMC

MEMC is the world's largest public company solely devoted to the supply of wafers to semiconductor device manufacturers. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices.

CONTACT:	Bill Michalek Director, Investor Relations 636-474-5443

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Certain matters discussed in this news release are forward-looking statements, including our belief that 2005 will be a strong growth year for MEMC; our belief that most of the inventory adjustments being made by the semiconductor industry are short-term in nature and will be complete in the spring of 2005; our expectation that sales and margins in the 2005 first quarter will be approximately flat with the 2004 fourth quarter due to uncertainty associated with the size and mix of inventory shifts by our customers in the 2005 first quarter; our expectations regarding our 300mm capacity expansion plans; our anticipation that the first 300mm wafers from our Taisil facility in Taiwan will be available in the early part of the third quarter of 2005; and that Taisil will be the first facility producing 300mm wafers in Taiwan; our anticipation of being a leading player in the new materials field in the second half of this decade by providing high capability and cost-effective solutions to effectively commercialize this high growth area of the wafer world; and our belief that 2005 will be a defining moment in our history as the market grows in wafer consumption over 2004, new materials allow us to enable next generation capability for our customers, some of our competitors struggle with the cash generation required to invest in future capabilities and we continue to take advantage of these dynamics by executing our business model. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers and semiconductors, customer acceptance of our new products and materials, utilization of manufacturing capacity, our ability to reduce manufacturing and operating costs, inventory levels of our customers, changes in the pricing environment, general economic conditions, actions by competitors, customers, and suppliers, availability of equipment, the accuracy of our assumptions regarding our 300mm expansion plans, the impact of competitive products and technologies, technological changes, changes in currency exchange rates, and other risks described in the company's filings with the Securities and Exchange Commission, including the company's 2003 Form 10-K, as amended. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited; Dollars in thousands, except share data)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2004	2004	2003	2004	2003

Net sales	$ 268,376	$ 275,283	$ 205,029	$1,027,958	$ 781,100
Costs of goods sold	170,209	164,537	140,618	658,543	548,344
Gross margin	98,167	110,746	64,411	369,415	232,756
Operating expenses:
Marketing and administration	19,150	17,768	16,105	71,948	57,203
Research and development	10,381	9,413	8,608	37,975	32,934
Restructuring	(996)	-	-	(996)	-
Operating income	69,632	83,565	39,698	260,488	142,619
Nonoperating (income) expense:
Interest expense	3,228	3,408	2,956	13,512	12,931
Interest income	(1,015)	(975)	(1,513)	(5,003)	(7,290)
Royalty income	-	-	(1,132)	(105)	(4,056)
Currency (gains) losses	360	441	(3,323)	1,907	(13,928)
Loss on debt extinguishment	61,403	-	-	61,403	-
Other, net	(5,001)	(2,474)	(610)	(9,757)	(925)
Total nonoperating (income) expense	58,975	400	(3,622)	61,957	(13,268)
Income before income tax expense (benefit), equity in income (loss) of joint venture and minority interests	10,657	83,165	43,320	198,531	155,887
Income tax expense (benefit)	(60,946)	20,791	8,722	(39,302)	36,864
Income before equity in income (loss) of joint venture and minority interests	71,603	62,374	34,598	237,833	119,023
Equity in income (loss) of joint venture	-	-	1,918	(1,717)	6,235
Minority interests	(2,446)	(2,654)	(2,112)	(10,732)	(8,641)
Net income	$ 69,157 ========	$ 59,720 ========	$ 34,404 ========	$ 225,384 ========	$ 116,617 ========
Basic income per share	$ 0.33 ========	$ 0.29 ========	$ 0.17 ========	$ 1.09 ========	$ 0.58 ========
Diluted income per share	$ 0.31 ========	$ 0.27 ========	$ 0.15 ========	$ 1.02 ========	$ 0.53 ========
Weighted average shares used in computing basic income per share	208,099,813 =========	207,829,540 =========	206,983,518 =========	207,713,837 =========	202,439,828 =========
Weighted average shares used in computing diluted income per share	222,103,839 ===========	220,369,530 ===========	222,979,717 ==========	221,047,946 =========	218,719,459 =========

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in thousands)

	December 31, 2004	September 30, 2004	December 31, 2003
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 92,314	$ 103,308	$ 96,859
Short-term investments	-	-	33,838
Accounts receivable, net	140,728	151,873	103,020
Inventories	127,564	119,777	109,488
Prepaid and other current assets	29,724	20,118	22,140
Total current assets	390,330	395,076	365,345
Property, plant and equipment, net	444,670	387,276	270,367
Investment in joint venture	-	-	24,155
Deferred tax assets, net	92,435	43,558	20,248
Other assets	55,107	55,377	46,637
Total assets	$ 982,542 ========	$ 881,287 ========	$ 726,752 =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$ 24,399	$ 21,865	$ 71,841
Accounts payable	124,083	99,021	95,178
Accrued liabilities	35,980	32,418	35,537
Customer deposits	1,763	5,023	15,655
Income taxes payable	10,282	9,231	3,002
Accrued wages and salaries	19,117	21,940	22,841
Total current liabilities	215,624	189,498	244,054
Long-term debt, less current portion	116,082	120,514	59,251
Pension and similar liabilities	116,427	112,360	126,401
Customer deposits	-	3,208	3,606
Other liabilities	45,849	57,623	35,690
Total liabilities	493,982	483,203	469,002
Minority interests	46,479	44,033	64,127
Commitments and contingencies
Stockholders' equity:
Preferred stock	-	-	-
Common stock	2,091	2,085	2,079
Additional paid-in capital	154,736	152,450	150,095
Retained earnings	307,534	238,377	82,150
Accumulated other comprehensive loss	(17,389)	(33,378)	(33,338)
Deferred compensation	(1,263)	(1,855)	(2,916)
Treasury stock	(3,628)	(3,628)	(4,447)
Total stockholders' equity	442,081	354,051	193,623
Total liabilities and stockholders' equity	$ 982,542 ========	$ 881,287 =========	$ 726,752 ==========

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited; Dollars in thousands)

	Three Months Ended			Twelve Months Ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31,
				2004	2003
Cash flows from operating activities:
Net income	$ 69,157	$ 59,720	$ 34,404	$ 225,384	$116,617
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,528	11,442	7,775	44,135	31,049
Interest accretion	1,543	1,379	956	5,248	2,824
Minority interests	2,446	2,654	2,112	10,732	8,641
Stock compensation	502	548	605	2,310	3,509
Equity in (income) loss of joint venture	-	-	(1,918)	1,717	(6,235)
Loss on debt extinguishment	61,403	-	-	61,403	-
Working capital and other	(40,391)	(29,743)	2,841	(67,885)	(29,183)
Net cash provided by operating activities	107,188	46,000	46,775	283,044	127,222

Cash flows from investing activities:
Capital expenditures	(51,738)	(25,548)	(23,003)	(149,811)	(85,227)
Purchase of business, net of cash acquired	-	-	-	(57,226)	-
Proceeds from sale of property, plant and equipment	19	54	163	91	200
Net cash used in investing activities	(51,719)	(25,494)	(22,840)	(206,946)	(85,027)
Cash flows from financing activities:
Net short-term borrowings	741	(3,694)	(3,799)	(29,811)	(64,928)
Proceeds from issuance of long-term debt	-	-	-	60,014	-
Principal payments on long-term debt	(71,485)	(37,099)	(7,803)	(113,407)	(102,098)
Proceeds from issuance of common stock	2,381	62	578	4,826	101,076
Dividends to minority interest	-	-	-	(4,765)	(2,510)
Net cash used in financing activities	(68,363)	(40,731)	(11,024)	(83,143)	(68,460)
Effect of exchange rate changes on cash and cash equivalents	1,900	(753)	(1,193)	2,500	3,473
Net increase (decrease) in cash and cash equivalents	(10,994)	(20,978)	11,718	(4,545)	(22,792)
Cash and cash equivalents at beginning of period	103,308	124,286	85,141	96,859	119,651
Cash and cash equivalents at end of period	$ 92,314 ========	$ 103,308 ========	$ 96,859 =======	$ 92,314 =======	$ 96,859 =======